Exhibit 99.1

AgEagle Aerial Systems Announces Acquisition of

MicaSense for $23 Million

Leading Drone Sensor Company Expected to Propel AgEagle’s

Growth in the Global Commercial Drone Solutions Industry

WICHITA, Kan. – January 27, 2021 – (GLOBE NEWSWIRE) – AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry leading drone systems and solutions provider, today announced the Company has agreed to acquire MicaSense, Inc. from Parrot (Euronext Paris: PARRO), Europe’s leading drone group, in a combined cash and stock transaction valued at $23 million.

Based in Seattle, Washington, MicaSense has been at the forefront of advanced drone sensor development since its founding in 2014, having formed integration partnerships with several leading fixed wing and multicopter drone manufacturers, including DraganFly™, senseFly™, Quantum-Systems and Wingtra, among others. MicaSense’s patented, high precision thermal and multispectral sensors serve the aerial mapping and analytics needs of the agriculture market, and are well positioned to address applications in advanced inspection in the energy and insurance sectors and autonomous flight safety for package delivery, among other solutions. MicaSense’s high performance proprietary products, including Altum™, RedEdge-MX™, RedEdge-MX Blue™ and Atlas Flight™, have global distribution in 70 countries.

AgEagle’s Chief Executive Officer J. Michael Drozd stated, “Joining forces with MicaSense will empower AgEagle to drive true innovation and advancements of commercial drone systems and solutions for a number of high growth industry segments. With the onboarding of MicaSense’s powerful imaging technologies onto a drone designed for package delivery, we believe it will enable us to produce a turnkey solution that processes in-flight data in real-time. This will allow for drones to effectively assess emergency landing zones, confirm and substantiate successful deliveries and determine proximity warnings, among other important considerations. This is just one example of how, together, we can create highly differentiated drone solutions capable of unleashing the exponential growth potential of unmanned aerial systems in The Drone Age™.”

“AgEagle’s board unanimously supports the significant long-term, value-creating opportunity the combination of AgEagle and MicaSense represents,” said Barrett Mooney, Chairman of AgEagle. “Both of our companies have a similar history rooted in pioneering drones and drone-enabled solutions for the precision farming industry; and both of our companies have continued to evolve and expand our respective growth strategies to bring to market powerful new drone systems and solutions for the broader commercial drone industry. The strategic union of our strengths, complementary technological expertise and shared industry experience should position us well to capitalize on and benefit from growing demand for drone-enabled solutions capable of materially improving how businesses operate.”

Justin McAllister, Co-Founder and CTO of MicaSense, added, “MicaSense’s industry-leading solutions, along with the cultural alignment of our two organizations, will allow AgEagle to continue emerging as a dominant player in the commercial drone industry. We are very excited to join the AgEagle family and look forward to bringing the full value of MicaSense to AgEagle’s exciting future growth.”

For more information relating to the acquisition of MicaSense, please refer to the Form 8-K to be filed with the U.S. Securities and Exchange Commission and accessible at www.sec.gov or https://ageagle.com/investors/#investors-sec.

About AgEagle Aerial Systems Inc.

Founded in 2010, Wichita-based AgEagle is one of the nation’s leading commercial drone technology, services and solutions providers. We deliver the metrics, tools and strategies necessary to define and implement drone-enabled solutions that solve important problems for our valued customers. AgEagle’s growth strategies are centered on the delivery of advanced drone technologies, contract manufacturing services and agtech solutions. Our goal is to establish AgEagle as one of the dominant commercial drone design, engineering, manufacturing, assembly and testing companies in the United States and become the world’s trusted source for turnkey drone delivery services and solutions. In addition, we continue to leverage our reputation as one of the leading technology solutions providers to the Agriculture industry with best-in-class drones, along with data analytics for hemp and other commercial crops. For additional information, please visit www.ageagle.com.

About MicaSense

MicaSense is at the forefront of multispectral sensor development for vegetative analysis, providing high quality drone-based cameras to a global market. Designed to be highly adaptable for integration with a variety of platforms, MicaSense sensors are used by researchers, drone service providers and growers in a multitude of industry applications. RedEdge, the company’s leading sensor, is in its fifth iteration (RedEdge-MX). RedEdge-MX is integrated with over 150 different drones and has been featured in over 100 research publications globally. With MicaSense products, researchers, land managers, and growers can capture and analyze data on plant stress, growth stage, disease, nutrient deficiencies and more. Visit www.micasense.com for more information.

About Parrot

Founded in 1994 by Henri Seydoux, Parrot is today the leading European group in the fast-growing industry of drones. Visionary, at the forefront of innovation, Parrot is the only group to be positioned across the entire value chain, from equipment to services and software. Parrot, the world’s number 2 of the consumer drone market, designs drones known for their high performance and ease of use. Parrot has a portfolio of outstanding companies and interests in commercial drones, covering equipment, software and services. Its expert capabilities are focused primarily on three vertical markets: (i) agriculture, (ii) 3D Mapping, Surveying and Inspection, and (iii) Defense and Security. The Parrot Group designs and engineers its products in Europe, mainly in France and Switzerland. It currently employs over 500 people worldwide and makes the majority of its sales outside of France. Parrot, headquartered in Paris, has been listed since 2006 on Euronext Paris (FR0004038263 - PARRO). For more information: www.parrot.com

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, successful integration of acquisitions, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

AgEagle Aerial Systems Inc.

Gateway Investor Relations

Sean Mansouri or Cody Cree

Phone: 949-574-3860

Email: UAVS@gatewayIR.com

MicaSense

Alyssa Ryan

Phone: 206-279-9972 ext. 3

Email: marketing@micasense.com

Parrot

Marie Calleux

Phone: +33(0) 1 48 03 60 60

Email: marie.calleux@parrot.com